Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

THIS TRANSITION AND CONSULTING AGREEMENT is entered into and made effective this 21st day of December 2006 between MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation, (“M&I”) and DENNIS J. KUESTER (“Executive”).

RECITALS

Executive has over 30 years of experience with M&I and/or its affiliates and is currently employed as Chief Executive Officer of M&I.  Executive possesses intimate knowledge of the business and affairs of M&I and its affiliates, and their respective policies, markets and financial and human resources.

Executive will retire as Chief Executive Officer at the 2007 M&I Annual Meeting of Shareholders (“Annual Meeting Date”), and Executive will continue as an employee of M&I and Chairman of the Board until January 1, 2008, at which time he will retire as an employee of M&I.

M&I and Executive desire to set forth the terms of Executive’s employment for the period commencing on the Annual Meeting Date and ending on Executive’s retirement date of January 1, 2008.  Additionally, M&I desires to assure the continued services of Executive, in a consulting capacity, on its own behalf and/or on behalf of its affiliates following his retirement for the period provided in this Agreement.   Executive is willing to continue to provide certain services to M&I and/or its affiliates for such period, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1.

Employment Transition Period.  For the period in which Executive will continue as an employee of M&I and Chairman of the Board following his retirement as Chief Executive Officer, Executive will receive salary at his current rate, and continue participation in other compensation and benefit programs, subject to approval by the Compensation and Human Resources Committee of the Board where required.  Upon his retirement as an employee on January 1, 2008, Executive will also be fully vested in any outstanding restricted shares or restricted share units, which are not otherwise vested in accordance with their normal terms on such date.

2.

Consulting.  Starting on January 2, 2008, Executive agrees to provide the services described in Section 4 hereof for the period stated in Section 3 hereof, subject to the other terms and conditions herein provided.

3.

Term.  The consulting term shall begin on January 2, 2008, and shall continue for as long as Executive continues to serve on the Board of Directors of M&I (the “Board”), unless this Agreement is sooner terminated by the mutual written consent of the parties hereto or by Executive’s death or disability such that he is unable to perform his duties hereunder (the “Term”).

4.

Duties.  During the Term, Executive shall devote his best efforts and such of his business time, attention, skill and efforts as are necessary to consult with the executive officers and Board of M&I and its affiliates with respect to such matters as may be reasonably requested by M&I at such times as are mutually convenient for Executive and M&I.  In addition to his duties as Chairman of M&I for the period in which he acts in that capacity, Executive shall also maintain continued involvement with area businesses on M&I’s behalf, including business development and retention, and participation in selected charitable organizations.

5.

Compensation During the Term and While Chairman of the Board.  As compensation for the services to be provided during the Term and while Executive is Chairman of the Board, Executive shall receive from M&I or its affiliates the benefits set forth below:

A.

Cash Compensation.  In lieu of any Board retainer fees, but in addition to the other Board compensation (board and committee meeting fees and equity awards) to which Executive is otherwise entitled as a non-employee member of the Board, M&I shall pay Executive $20,833.33 per month for each full or partial month during which he serves as Chairman of the Board.  Such amount will remain in effect for calendar year 2008 and thereafter will be subject to annual review by the Compensation and Human Resources Committee and the Board.  To the extent Executive serves on other subsidiary boards, Executive will receive compensation consistent with other non-employee directors.

B.

Reimbursement of Expenses.  M&I shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his duties hereunder upon compliance with M&I’s expense reimbursement policy that applies to senior executives of M&I.  Upon Executive’s request, M&I shall provide the Executive continued access to M&I’s facilities and services, and at its expense, furnish Executive with secretarial services and office space sufficient for Executive to perform his duties hereunder, at a location mutually convenient for M&I and the Executive.

C.

Company Car.  M&I shall provide Executive, at M&I’s expense, with a vehicle that is similar in quality to those provided by M&I to Executive while Executive was employed as Chief Executive Officer of M&I.

D.

Company Aircraft.  M&I shall provide Executive with access to M&I aircraft, at M&I expense, provided, however, that Executive’s unreimbursed use of the aircraft shall be limited to (i) direct M&I business use or (ii) personal use subject to an annual maximum of 40 hours.  Should Executive’s usage of M&I aircraft exceed the amount set forth in the prior sentence, Executive shall reimburse M&I for the excess, valued based on the net incremental cost of such usage as determined for securities law reporting purposes at such time.

E.

Club Dues.  M&I shall reimburse Executive for club dues for the same clubs for which M&I reimbursed him in 2007.

F.

Financial Planning Services.  M&I shall provide Executive, at M&I’s expense, with the same financial planning services that are available to senior executives of M&I.

6.

Compensation During the Term and While No Longer Chairman of the Board.  As compensation for the services to be provided during the Term and for such period of time, if any, while Executive remains on the Board, but is no longer Chairman of the Board, Executive shall receive from M&I or its affiliates the benefits set forth below:

A.

Cash Compensation.   Executive shall receive compensation for board service consistent with other non-employee directors.

B.

Reimbursement of Expenses.  M&I shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his duties hereunder upon compliance with M&I’s expense reimbursement policy that applies to senior executives of M&I.  Upon Executive’s request, M&I shall provide the Executive continued access to M&I’s facilities and services, and at its expense, furnish Executive with secretarial services and office space sufficient for Executive to perform his duties hereunder, at a location mutually convenient for M&I and the Executive.

C.

Company Car.  Subject to the limitation in paragraph G below, at M&I’s expense, M&I shall provide Executive with a vehicle that is similar in quality to those provided by M&I to Executive while Executive was employed as Chief Executive Officer of M&I.

D.

Company Aircraft.  Subject to the limitation in paragraph G below, at M&I’s expense, M&I shall provide Executive with access to M&I aircraft provided, however, that Executive’s unreimbursed use of the aircraft shall be limited to (i) direct M&I business use or (ii) personal use subject to an annual maximum of fifty thousand dollars ($50,000) in value.  Should Executive’s usage of M&I aircraft exceed the amount set forth in the prior sentence, Executive shall reimburse M&I for the excess, valued based on the net incremental cost of such usage as determined for securities law reporting purposes at such time.

E.

Club Dues.  Subject to the limitation in paragraph G below, M&I shall reimburse Executive for club dues for the same clubs for which M&I reimbursed him in 2007.

F.

Financial Planning Services.  Subject to the limitation in paragraph G, below, at M&I’s expense, M&I shall provide Executive with the same financial planning services that are available to senior executives of M&I.

G.

Maximum Annual Benefit.  The maximum annual benefit provided by M&I on behalf of Executive for his personal expenses (including those benefits enumerated in paragraphs C, D, E and F of this Section 6) shall be limited to One Hundred Thousand Dollars ($100,000) in value.  If the value of the benefits provided in any one year exceeds $100,000, Executive will promptly reimburse M&I for such excess.  The benefits provided under paragraphs C, D, E and F hereof, and any other benefits provided to Executive, shall be valued based on the methodology used to value these or similar benefits for securities law reporting purposes at such time.

7.

Confidentiality.  In exchange for the benefits provided to Executive in Sections 5 and 6, above, Executive agrees to be bound by the provisions of this Section 7.  The term “Company,” as used in this Section 7 includes all Affiliates of M&I.  “Affiliate” means any corporation, partnership, limited liability company or other business entity which, directly or indirectly through one or more intermediaries, is controlled by M&I.  The term “control” means the power, directly or indirectly, to vote 50% or more of the securities which have ordinary voting power in the election of directors (or individuals filling any analogous positions).

A.

Confidential Information.  During the Term, and for the two years subsequent to the Term, Executive shall not make any Unauthorized Disclosure.  For purposes of this Agreement, “Unauthorized Disclosure” shall mean Executive’s use or direct or indirect disclosure, without the consent of the Board of Directors of M&I, to any person, other than (i) use or disclosure required in order to perform his duties during the Term and (ii) use or disclosure that may be legally required (provided the provisions of paragraph B of Section 7 hereof are complied with), of any confidential information obtained by Executive, including, but not limited to, confidential information with respect to any of the Company’s customers, business plans, financial results and pricing, methods of operation, services and products (the “Confidential Information”); provided, however, that Confidential Information shall not include any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Executive, or which the Company previously publicly discloses.  Nothing herein shall limit Executive’s confidentiality obligation as regards any information which is a trade secret as currently defined in the Wisconsin Uniform Trade Secrets Act, or any successor thereto, which Executive acknowledge may extend beyond the Term, and the two year period after the Term.

B.

Legally-Required Disclosure.  If Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, Executive will provide M&I with prompt written notice of such request so that it may seek an appropriate protective order or other appropriate remedy.  Subject to the foregoing, Executive may furnish that portion (and only that portion) of the Confidential Information that Executive is legally compelled or is otherwise required to disclose.

8.

Miscellaneous.

A.

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.  The term “M&I” as used herein shall include such successors and assigns.  The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of M&I (including this Agreement) whether by operation of law or otherwise.

B.

Amendment.  This Agreement may not be amended or modified except by written instrument executed by the Company and Executive.

C.

Change in Control Agreement.  Executive acknowledges that as a result of his retirement and change in status from employee to independent contractor of the Company, the Change in Control Agreement between Company and Executive dated as of August 12, 1999 shall terminate on his retirement from the Company on January 1, 2008.

D.

Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MARSHALL & ILSLEY CORPORATION

By:

/s/ Paul J. Renard

Paul J. Renard, Senior Vice President

EXECUTIVE

/s/ Dennis J. Kuester

Dennis J. Kuester